SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934



                         COUNTRY STAR RESTAURANTS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   222361 30 5
         --------------------------------------------------------------
                                 (CUSIP Number)


                                February 18, 1998
         --------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
               [ ] Rule 13d-1(b)
               [x] Rule 13d-1(c)
               [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================
CUSIP No. 222361 30 5                                                       13G
================================================================================

(1)      NAMES OR REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Cameron Capital Ltd.
         I.R.S. No.: None
--------------------------------------------------------------------------------

(2)      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

         (a)  [  ]
         (b)  [  ]
--------------------------------------------------------------------------------

(3)      SEC USE ONLY



--------------------------------------------------------------------------------

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION


         Bermuda
--------------------------------------------------------------------------------

                                             (5)      SOLE VOTING POWER


                                                        749,589
                                             -----------------------------------

                                             (6)      SHARED VOTING POWER

NUMBER OF SHARES
BENEFICIALLY OWNED                                      0
BY EACH REPORTING                           ------------------------------------
PERSON WITH
                                            (7)      SOLE  DISPOSITIVE POWER


                                                        749,589
                                            ------------------------------------

                                            (8)      SHARED DISPOSITIVE POWER


                                                        0
--------------------------------------------------------------------------------

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         749,589
--------------------------------------------------------------------------------

(10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                          [  ]
--------------------------------------------------------------------------------

(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.1%
--------------------------------------------------------------------------------

(12)     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IV
================================================================================

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



Item 1.

         (a)      Name of Issuer.

                  Country Star Restaurants, Inc.

         (b)      Address of Issuer's Principal Executive Offices.

                  4929 Wilshire Boulevard
                  Suite 428
                  Los Angeles, California  90010

Item 2.

         (a)      Name of Person Filing.

                  Cameron Capital Ltd.

         (b)      Address of Principal Business Office or, if none, Residence.

                  10 Cavendish Road
                  Hamilton, Bermuda
                  HM19

         (c)      Citizenship.

                  Bermuda

         (d)      Title of Class of Securities.

                  Common Stock, $.001 par value

         (e)      CUSIP Number.

                  222361 30 5

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

         (a)    [  ]     Broker or dealer registered under Section 15 of the
                         Act.
         (b)    [  ]     Bank as defined in Section 3(a)(6) of the Act.
         (c)    [  ]     Insurance Company as defined in Section 3(a)(19) of
                         the Act.
         (d)    [  ]     Investment Company registered under Section 8 of the
                         Investment Company Act.
         (e)    [  ]     Investment Adviser in accordance with Sec. 240.13d-1(b)
                         (1)(ii)(E).
         (f)    [  ]     Employee Benefit Plan or Endowment Fund in accordance
                         with Sec. 240.13d-1(b)(1)(ii)(F).
         (g)    [  ]     Parent holding company, in accordance with
                         Sec.240.13d-1(b)(ii)(G).
         (h)    [  ]     A savings association as defined in Section 3(b) of
                         the Federal Deposit Insurance Act.


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



         (i)   [  ]      A  church  plan  that  is  excluded   from  the
                         definition  of an  investment  company  under Section
                         3(c)(14) of the Investment Company Act of 1940.
         (j)   [  ]      Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Sec. 240.13d-1(c), check this bo[x].

Item 4.       Ownership

         (a)  Amount Beneficially Owned.

              749,589

         (b)  Percent of Class.

              9.1%

         (c)  Number of shares as to which such person has

              (i)    sole power to vote or to direct the vote:         749,589

              (ii)   shared power to vote or to direct the vote:       749,589

              (iii)  sole power to dispose or to direct the
                     disposition of                                    749,589

              (iv)   shared power to dispose or to direct the
                     disposition of:                                   749,589

Item 5.       Ownership of Five Percent or Less of a Class.

              Not applicable

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not applicable.

Item 9.       Notice of Dissolution of Group.

              Not applicable.





162339
                                        4

Item 10.       Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                Cameron Capital Ltd.


Date:  April 2, 1998                            By:      /s/ Nic Snelling
                                                   ----------------------
                                                         Nic Snelling
                                                         Chief Financial Officer


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